Exhibit 99

For immediate release:	Contact:
February 10, 2006	Andy McCormick
212-733-733-5469

Pfizer Driving Performance Through Growth of Current and New Medicines, Productivity Improvements and Strategies
to Capitalize on New Market Opportunities

Pfizer Anticipates Sustained Growth of Existing Medicines and Increasing Contribution from Next Generation of Innovative Medicines

-Strong growth forecast for key in-line medicines in 2006: Lipitor sales expected to exceed $13 billion, Celebrex sales expected to exceed $2 billion, Lyrica sales expected to exceed $900 million
-Pfizer to launch six new medicines in 2006; anticipates excellent prospects for Sutent, Exubera, Champix
-Delivering on industry’s broadest pipeline, Pfizer expects to file five new medicines in 2006-07: maraviroc for HIV/AIDS, torcetrapib/atorvastatin for cholesterol management, asenapine for schizophrenia, ticilimumab for cancer and a licensed compound

Financial Forecast Highlights: Building Shareholder Value

-2006 Reported Diluted EPS expected to be $1.52 to $1.56

-2006 Revenues and Adjusted Diluted EPS* of about $2.00, expected to be comparable to 2005 including negative impact of stock-option expensing and foreign exchange

-Revenue growth expected to resume in 2007 as growth from new and in-line medicines more than offsets impact of loss of exclusivity

-High single-digit average annual growth anticipated in 2007-08 Adjusted Diluted EPS*

-2006 cash flow from operations expected to exceed $16 billion; continued strong growth in cash flow from operations anticipated over the planning period to more than $19 billion by 2008

-Company evaluating strategic options for Pfizer Consumer Healthcare business

Broad-Based Strategy for Success in Evolving Global Marketplace

-R&D productivity gains driving pipeline expansion with 235 total projects and planned adjusted R&D expense* of $7.8 billion in 2006

-Pfizer establishing leadership in new areas of biologics and oncology; 2006 biologics revenues of $1.5 billion expected; oncology pipeline has 22 mid- and early-stage candidates

-Pfizer demonstrating value of its medicines to payers through compelling pharmacoeconomic data; excellent formulary access achieved in U.S. Medicare market

-While reducing worldwide plant network from 93 to 66, Pfizer manufacturing investing in new technology and capacity for next generation of medicines

-Pfizer to continue aggressively defending its intellectual property rights worldwide, with “zero tolerance” for patent infringement; company mobilized against global threat of counterfeit medicines

NEW YORK, February 10 – Pfizer Inc is executing a wide-ranging strategy to transform all areas of its business, grow current and new medicines, drive productivity improvements and launch innovative patient-centered healthcare initiatives.

Addressing financial analysts here today, Pfizer outlined its drivers of value for 2006-2008, including growth of its key in-line medicines, an increasingly substantial contribution from new medicines, enhanced R&D productivity supporting a broad and promising pipeline of new medicines, and streamlining to reduce costs and speed decision-making in all parts of the company.

“This is a time of transformation for Pfizer and our industry,” said Hank McKinnell, Pfizer chairman and chief executive officer. “We are responding directly to the realities of our operating environment as we build value today while aggressively investing in the future. We have many significant opportunities ahead of us.

“We are rapidly adapting our business to effectively balance the demands of our customers, the needs of patients, and the interests of shareholders. Over the next three years, a new generation Pfizer will emerge, and our company will have the operating and financial strength to sustain value.”

Key Elements of Financial Forecast and Strategy to Build Shareholder Value

“Pfizer is aggressively transforming itself in all aspects of its business – challenging the old ways and taking risks with new directions and innovations – in sales, marketing, R&D, and manufacturing,” said Vice Chairman David Shedlarz. “While near-term results will be tempered by loss of exclusivity of older medicines, we see a bright, long-term future driven by growth of current and new medicines, productivity enhancements and new initiatives to enhance shareholder value.”

Revenue Growth. Pfizer expects sustained growth from key medicines and an increasingly large contribution from new medicines, which will offset the impact of loss of exclusivity. The company is reallocating resources to ensure the highest growth from its portfolio of important medicines.

Productivity Enhancements. The Adapting to Scale initiative will continue to produce substantial cost savings while creating a more efficient company. Adapting to Scale spans all functions, processes and geographies, with specific programs focused on enhancing R&D productivity, optimizing the field force, consolidating our network of manufacturing plants and optimizing the procurement of goods and services.

Initiatives to Enhance Shareholder Value. Pfizer will continue to use its strong cash flow from operations to enhance shareholder value. The company is focused on three important initiatives to leverage cash flow: increasing our dividend payout and yield, purchasing shares, and changing Pfizer’s business portfolio, including the recently announced decision to explore strategic alternatives for Pfizer Consumer Healthcare (PCH).

Financial Guidance. Mr. Shedlarz said the financial impact of these and other transformational efforts are expected to result in the following guidance for 2006 performance:

• 2006 Revenues comparable to 2005, as growth of current and new products offsets revenue declines from loss of exclusivity and adverse foreign exchange
• 2006 Reported Diluted EPS of $1.52 to $1.56
• 2006 Adjusted Diluted EPS* comparable to 2005 at about $2.00, including the adverse impact of stock-option expensing and foreign exchange
• Mid-single-digit Adjusted Diluted EPS* growth in 2006, without the adverse impact of stock-option expensing and foreign exchange
• Modest improvement in 2006 of Adjusted Gross Margins** versus 2005
• Cost savings from the Adapting to Scale productivity initiative of about $2 billion in 2006
• 2006 operating cash flow of more than $16 billion
• 26 percent growth in the first-quarter 2006 dividend
• At least $1 billion in 2006 share purchases

Regarding performance in 2007 and 2008, Mr. Shedlarz provided the following guidance:

• Revenue growth is expected to resume in 2007, as contributions from new medicines and sustained in-line medicine growth more than offset the declining impact of loss of exclusivity
• Cost savings from the Adapting to Scale initiative of about $3.5 billion by 2007 and of about $4 billion by 2008
• High-single-digit average annual growth in Adjusted Diluted EPS* over the two-year period of 2007-2008
• Continued strong growth in cash flow from operations anticipated to more than $19 billion by 2008

Earlier this week, Pfizer said it would explore strategic alternatives for its consumer healthcare business. “This is the right time to undertake this review, given the premium the marketplace is placing on similar large, high-quality consumer businesses,” Mr. Shedlarz said. “We expect to make this decision in the third quarter of 2006.”

Pfizer Consumer Healthcare has a well-balanced product portfolio anchored by key brands including Listerine, Benadryl and Visine, and broad geographic presence. The business has maintained a strong, consistent financial performance, with high margins and stable cash flows. The business had 2005 segment revenues of $3.9 billion and pre-tax segment income of about $700 million. The median multiple of stock-price-to-2005 earnings for consumer healthcare companies is 21. If this multiple were applied to PCH, it could be valued as a stand-alone business at more than $10 billion.

Pfizer Expects Strong Growth of Current and Emerging Medicines;
New Growth to Offset Impact of Patent Expirations

Karen Katen, vice chairman and president of Pfizer Human Health, said, “We are expecting strong growth for Lipitor, Celebrex and Lyrica in 2006, and we see excellent prospects for a number of new medicines we plan to launch this year. These include recently approved Sutent and Exubera, breakthrough treatments for cancer and diabetes, respectively, as well as our smoking cessation medicine Champix, which is currently under priority review by the FDA.”

Ms. Katen said the company expects sales of Lipitor, the world’s most-prescribed medicine, to exceed $13 billion in 2006. “We continue to enhance the Lipitor label – including a new indication for reducing strokes – and differentiate Lipitor with high-impact economic data demonstrating its benefits. In addition, Lipitor is performing well against generic simvastatin in many markets where the two medicines compete. This shows our efforts to communicate Lipitor’s tremendous value in reducing cardiovascular events are effective. Given the large numbers of untreated patients, Lipitor has excellent opportunities to grow even further,” Ms. Katen said.

“Going forward, we are going to highlight the benefits of Lipitor with new economic data demonstrating that Lipitor prevents costly cardiovascular events and associated healthcare costs while providing better overall cardiovascular health to patients,” Ms. Katen said.

The company anticipates that sales of Celebrex will increase to more than $2 billion in 2006 and that sales of Lyrica will triple to more than $900 million. “Celebrex is showing strong signs of growth with new prescription trends in the U.S. climbing steadily since October,” Ms. Katen said. “In the fourth quarter of 2005, we saw an increase of 8 percent in new Celebrex prescriptions while those for branded NSAIDs fell nearly 3 percent.”

Celebrex offers clear gastrointestinal (GI) advantages. “Epidemiological data indicate that Celebrex has lower rates of GI bleeding requiring hospitalization than other highly prescribed pain relievers like naproxen and ibuprofen,” Ms. Katen said. “This GI profile also was confirmed in recent study results published in the British Medical Journal.”

To further characterize Celebrex’s cardiovascular profile, Pfizer is funding the first large-scale safety study of Celebrex and traditional NSAIDs in patients with heart disease or those at high risk for heart disease. The Pfizer-funded study is being run independently by the Cleveland Clinic and will involve 20,000 patients worldwide.

Lyrica sales are outpacing those of other medicines that treat epilepsy and neuropathic pain. “Physicians are prescribing Lyrica because of the positive experiences their patients are having,” Ms. Katen said. “In one survey, 70 percent of doctors cited rapid pain relief as an attribute they associate with Lyrica.” Pfizer is aggressively pursuing additional indications including generalized anxiety disorder, fibromyalgia and other neuropathic pain conditions.

Ms. Katen said Pfizer expects strong long-term performance for a number of new medicines, in many cases exceeding the expectations of financial analysts. Key product highlights include:

• Exubera, one of the most important innovations in diabetes treatment since the discovery of insulin in the 1920s. Pfizer anticipates exceptional uptake for this fast-acting inhaled form of insulin due to better control of blood sugar without injections.
• Sutent, a novel treatment for two difficult-to-treat cancers. Sutent offers new hope to patients who otherwise have no options. Because of Sutent’s unique mechanism of action, it has potential to treat other more common malignancies, and Pfizer is aggressively pursuing additional indications.
• Champix, Pfizer’s smoking cessation medicine currently under FDA priority review, is expected to be a major advance in improving health worldwide. Discovered and developed by Pfizer, Champix has demonstrated radically improved quit rates compared to other leading smoking cessation products. Champix is unique in that it diminishes cravings while also decreasing the reward smokers get from cigarettes.

In addition, Pfizer expects to launch indiplon for insomnia, the antifungal medicine Eraxis, and Zeven, an antibiotic.

Pfizer has realigned its U.S. business in response to the Medicare Prescription Drug Benefit. In 2006, Pfizer estimates that Medicare Part D sales will represent about 20 percent of total U.S. sales, expanding to double that by 2008. Ms. Katen said Pfizer is well positioned in the Medicare marketplace with the majority of the company’s key medicines represented on formularies.

“In addition, we restructured our U.S. field force to mirror the new regional structure under Medicare,” Ms. Katen said. “This has resulted in our representatives spending more time in the field with less duplication, enabling us to build even stronger relationships with physicians and Medicare prescription drug plans.”

Ms. Katen also said Pfizer is competing effectively in the generic market in the U.S. through the company’s Greenstone subsidiary, which offers high-quality generic medicines to U.S. consumers.

“We are mindful that, with increasing life expectancy and a growing number of new medical innovations, the demand for healthcare will only increase,” Ms. Katen said. “At the same time, budgets will be further constrained, putting even greater pressure on the healthcare system. Through a series of initiatives, Pfizer is investing in prevention and wellness and helping patients proactively manage chronic diseases, which ultimately will better control total healthcare costs.”

Productivity Improvements Drive Pipeline Expansion

Dr. John LaMattina, president of Pfizer Global Research and Development, highlighted the company’s progress in three areas: enhancing R&D productivity, advancing the company’s pipeline of new medicines and expanding the scope of Pfizer R&D.

Dr. LaMattina said Pfizer is achieving productivity improvements through a focus on the quality and quantity of new medicine candidates. “Our dual focus on improving both candidate output and candidate quality is setting the foundation for sustained R&D productivity in the years to come,” he said. With these enhancements, Pfizer’s objective is to ultimately deliver four medicines per year from the company’s internal research efforts.

Pfizer’s pipeline continues to grow and now consists of 235 total projects, including 152 novel compounds and 83 product enhancements. “We have successfully streamlined and restructured our organization. Our pipeline is now 8 percent larger than at the end of 2004,” Dr. LaMattina said.

Pfizer has completed 17 filings for approval of new medicines since 2001, 11 of which are approved and on the market. Dr. LaMattina added that the company expects two additional filings in 2006 -- one for maraviroc, a CCR-5 antagonist in Phase III studies for treatment of HIV/AIDS, and one through a licensing opportunity the company expects to announce in the first half of the year.

Dr. LaMattina said Pfizer is targeting three additional NDA filings in 2007, including torcetrapib/atorvastatin for cholesterol management, the schizophrenia medicine asenapine and ticilimumab, a new therapy for serious and life-threatening cancers.

In describing the expanding scope of Pfizer’s R&D activities, Dr. LaMattina said the company has established a firm foothold in biologics with medicines including Genotropin and Macugen, among others. Sales of biologics in 2006 are expected to total $1.5 billion; Pfizer expects to triple revenues from biologics by 2010, placing the company among the top five producers of biologics. “From a single program in 1996, our presence in biologics has grown to encompass more than 36 programs today, and we have a truly enviable pipeline of new medicines in this important area,” Dr. LaMattina said.

Pfizer Committed to Vigorous Global Defense Against
Patent Infringement, Counterfeiting and Foreign Price Controls

Pfizer Vice Chairman and General Counsel Jeffrey Kindler reviewed the progress the company is making on the policy, legal and legislative fronts to effectively meet challenges in the company’s operating environment, including threats to its intellectual property.

Regarding intellectual property, Mr. Kindler said, “We will continue to aggressively defend our medicines from patent challenges and discourage unwarranted attacks on innovators. Many of these attacks are on our basic patents, and we have a ‘zero-tolerance’ policy for out-and-out patent infringement.” Mr. Kindler cited Pfizer’s recent high-profile victories, most notably its defense of Lipitor in the U.S., U.K. and Spain. “We have established an excellent track record in these cases that has validated our strategy for defending the patents protecting this critical medicine,” he said.

Mr. Kindler also said Pfizer is combating the global threat of counterfeiting on multiple fronts, including focusing more resources on anti-counterfeiting investigations and working cooperatively with government and law enforcement agencies around the world to address the problem.

In the policy area, Mr. Kindler noted that Pfizer is addressing foreign price controls and access restrictions as a top priority. “We are enlisting a broad array of allies, including the U.S. government, to advance policies supporting healthcare innovation around the world. With so much of the research-based pharmaceutical industry located in the U.S., we believe that this will become an even greater priority for keeping America at the forefront of health and economic prosperity.

“As the U.S. Department of Commerce has recognized, not only do foreign price controls and access restrictions harm patients in those countries, they also force American patients to bear a disproportionate share of the cost of research and development for new treatments,” he said.

Conclusion. In summary, Hank McKinnell said, “Pfizer is changing, our industry is changing, and healthcare systems around the world are changing. We believe that future healthcare will be rooted in prevention and wellness and early diagnosis and treatment of chronic diseases. All of these approaches play to Pfizer’s strengths. With our highly talented workforce, Pfizer can be a catalyst in this evolution toward integrated, affordable and patient-centered healthcare.”

DISCLOSURE NOTICE: The information contained in this document is as of February 10, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about the Company’s financial results and estimates, business prospects, in-line products and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:

- the success of research and development activities;
- decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products;
- the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
- competitive developments affecting our current growth products;
- the ability to successfully market both new and existing products domestically and internationally;
- difficulties or delays in manufacturing;
- trade buying patterns;
- the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products;
- the impact of existing and future regulatory provisions on product exclusivity;
- trends toward managed care and health care cost containment;
- possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use;
- the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003;
- legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access;
- contingencies related to actual or alleged environmental contamination;
- claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
- legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings;
- the Company’s ability to protect its patents and other intellectual property both domestically and internationally;
- interest rate and foreign currency exchange rate fluctuations;
- governmental laws and regulations affecting domestic and foreign operations, including tax obligations;
- changes in generally accepted accounting principles;
- any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;
- growth in costs and expenses
- changes in our product mix;
- and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including the impact of the possible sale or spin-off of our Consumer Healthcare business and our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative.

A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its reports on Forms 10-Q and 8-K.

APPENDIX 1
Reconciliation of Forecasted 2006 Adjusted Income and Adjusted Diluted EPS to Forecasted 2006 Reported Net Income and Reported Diluted EPS

($ billions, except per-share amounts)	Full-Year 2006 Forecast
	Net Income	Dilute EPS
Income/(Expense)

Forecasted Adjusted Income/Diluted EPS	~$15.0	~$2.00
Intangible Amortization/Fixed-Asset Depreciation, Net of Tax	(2.3)	(0.31)
Adapting-to-Scale Costs, Net of Tax	(1.4-1.7)(a)	(0.19-0.23)
Resolution of Certain Tax Positions	0.4	0.06

Forecasted Reported Net Income/Diluted EPS	~$11.4-$11.7	~$1.52-$1.56

(a) Includes Costs of $0.3 billion in SI&A and $0.2 billion in R&D, all on a pre-tax basis. Adjusted SI&A and R&D excludes these costs.

The forecasts in the table above are subject to the Disclosure Notice in this report. These forecasts do not reflect the impact of any pending business-development transactions and any potential gains and losses in connection with a business for which we are exploring strategic options.

“Adjusted income” and “Adjusted diluted earnings per share (EPS)” are defined as reported net income and reported diluted EPS, excluding discontinued operations, cumulative effect of a change in accounting principles, purchase accounting adjustments, merger-related costs, and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the quarterly period ended October 2, 2005, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. A reconciliation to reported net income and reported diluted EPS is provided in the table above. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

“Adjusted Gross Margins” is calculated on a basis consistent with our measure of Adjusted Income. In 2006, it excludes Adapting to Scale costs of approximately $100 million. In 2005, it excluded Adapting to Scale costs of $124 million as well as the cost associated with the suspension of selling Bextra of $73 million.